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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-12

                            TECUMSEH PRODUCTS COMPANY
                (Name of Registrant as Specified In Its Charter)

                               HERRICK FOUNDATION
                      TERENCE C. SEIKEL, ZACHARY E. SAVAS,
             TODD W. HERRICK, KENT B. HERRICK AND MICHAEL INDENBAUM
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: __________

     (2)  Form, Schedule or Registration Statement No.: ___________

     (3)  Filing Party: ___________

     (4)  Date Filed: ___________

The following materials are posted on the website www.TecumsehProxyFight.com on or after November 7, 2008.
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Change Tecumseh's Direction, Get Value Directly to Shareholders

HERRICK FOUNDATION PROXY

Navigation
HOME Q&A TIMELINE ANNOUNCEMENTS KEY GOALS CONTACT

Herrick Foundation is a Michigan nonprofit corporation and shareholder of Tecumseh Products Company. The Foundation believes that Tecumseh's board of directors should reassess what we believe is a risky business restructuring plan. We are fighting to maximize shareholder value.

Downloads

-    SEC Filings: official Herrick Foundation proxy statement

-    Letters to Shareholders

-    Proxy Instructions

Vote Now button (linked to proxyvote.com)

If your shares are held through a bank or a broker please click here to cast your electronically. If your shares are held in registered name, please contact the Altman Group toll free at (866) 340-7104

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A Message to Tecumseh Shareholders

Vote for Shareholder Value
[Check box]

In an uncertain market and a rapidly changing industry, we believe that the best use of Tecumseh's cash and other assets is to get value directly to shareholders by:

- Offering to exchange 1.1 Class A shares for each Class B share, ultimately resulting in equal voting rights for Class A and increased liquidity for Class B;

- Distributing excess cash to investors through dividends or open market purchases; and

-    Exploring the sale of all or select assets of the Company.

Vote for [check box]

The Herrick Foundation proposal using the WHITE proxy card before November 21st.

Value in uncertain times.

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Q&A-THE SITUATION

WHY IS HERRICK FOUNDATION SOLICITING YOUR PROXY?

We are urgently soliciting your proxy because we desire to change Tecumseh's direction under its current board and believe it is imperative for Tecumseh's Board of Directors to take steps to reassess what we believe is a risky business restructuring plan and, instead, move to maximize shareholder value. We are not soliciting your proxy in an effort to have the Herricks manage Tecumseh. Todd W. Herrick has informed Herrick Foundation that he will not reassume director or officer positions with Tecumseh, Kent B. Herrick has informed Herrick Foundation that he will not reassume an officer position with Tecumseh, and the proposed new directors have informed Herrick Foundation that they do not have any current plans or intentions to replace Mr. Buker, Tecumseh's Chief Executive Officer, or his new management team. In addition, we support a recapitalization that will substantially dilute our voting power in Tecumseh.

HOW WILL SHAREHOLDERS BENEFIT FROM THE HERRICK FOUNDATION PLAN?

We believe that the best use of Tecumseh's cash and other assets is to get value directly to shareholders. We will propose that the reconstituted Board obtain value for shareholders by simultaneously: (1) implementing an exchange offer to Class B shareholders in which Tecumseh would offer to exchange 1.1 Class A common shares for each outstanding Class B common share, ultimately resulting in only one class of common shares outstanding with equal voting rights and increased liquidity for Class B shareholders, (2) pursuing using excess cash to pay dividends to all shareholders, and (3) exploring whether a sale of Tecumseh as a whole or in parts is desirable to enhance shareholder value. We believe that Class B shareholders should receive a premium in the exchange offer because of the surrender of exclusive voting rights. Herrick Foundation desires to elect directors who are willing to take Tecumseh in this new direction.

WHY IS IT NECESSARY TO SEEK A BUYER FOR THE COMPANY?

Tecumseh Products is a quality company with largely sound management. However, its remaining business is compressors, and we believe Tecumseh's untested business restructuring plan and the board's effort to transition a steady, predictable, mature-market compressor company into a global leader in compressor manufacturing are risky and will consume available cash that we believe should be distributed to shareholders. Tecumseh needs new board leadership now.

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WHY IS A SPECIAL MEETING NECESSARY?

Shortly before expiration of a Settlement Agreement that required Herrick Foundation to vote for specified directors, Tecumseh amended its bylaws to require holders of 75% of the outstanding voting shares (rather than 50%) to call a special meeting of shareholders, to make it extremely difficult for large shareholders to call a special meeting. As a result, on June 13, 2008, Herrick Foundation filed a legal action asking the court, among other things, for an order of a special meeting to remove and replace two of Tecumseh's directors. Despite Tecumseh's vigorous efforts to keep us from calling this special meeting, the court agreed with Herrick Foundation and ordered a special meeting.

This meeting is being held to remove two members of the Board of Directors and critically review a risky plan to invest free cash in risky business restructuring. We propose that the Board promptly provide liquidity to Class B shareholders and voting rights to Class A shareholders, and the potential to realize value for shareholders through exploration of a sale of Tecumseh and/or distribution of excess cash.

WHY HAS HERRICK FOUNDATION'S OWNERSHIP PERCENTAGE DECREASED RECENTLY?

On September 25, 2008, Tricap Partners II, L.P. (successor to Tricap Partners,
LLC) exercised an option granted by Herrick Foundation that would have expired in November 2008. Herrick Foundation's sale of stock was not a voluntary sale by Herrick Foundation. Tricap exercised its option to purchase 500,000 shares of Class B Stock from Herrick Foundation at $16.00 a share.

Herrick Foundation had granted this option (along with an option to purchase Class A Stock) to Tricap in November 2006 in part to induce Tricap to make a $100,000,000 Second Lien Credit Agreement available to Tecumseh at that time. This Second Lien Credit Agreement provided Tecumseh with significant additional liquidity, relief from then existing financial covenants and more favorable terms and replaced a credit agreement that was in default.

Tricap demanded options on Class B Stock and Class A Stock as a condition to making this loan, and Herrick Foundation and the Herrick family Trusts provided them. The options to purchase Class A Stock from Herrick Foundation and the Herrick family Trusts have all been exercised in full. Because the option to purchase Class B Stock was about to expire and the market price of the Class B Stock was higher than the exercise price of the option, Tricap has exercised its option to purchase Class B Stock from Herrick Foundation in full.

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Q&A-PROXY INSTRUCTIONS

WHY AM I RECEIVING THIS PROXY STATEMENT?

You are receiving this proxy statement and the accompanying WHITE proxy card because you own Tecumseh Class B common shares. This proxy statement contains information related to the solicitation of proxies by Herrick Foundation for use at the special meeting of Tecumseh shareholders to be held on November 21, 2008 at 10:00 a.m. eastern time, at 3885 Research Park Dr., Ann Arbor, Michigan.

WHO IS ENTITLED TO VOTE?

The record date is October 17, 2008. Only holders of Tecumseh's common shares as of the close of business on October 17, 2008 are entitled to vote. Only holders of Tecumseh's Class B common shares are entitled to vote on Herrick Foundation's Proposals 1 and 2. Each Class B common shares is entitled to one vote on each matter on which it is entitled to vote.

HOW DO I VOTE?

Vote Now button (linked to proxyvote.com)

Brokers and Bankers: To vote your shares electronically NOW, click here.

All others: Sign and date the WHITE proxy card that was mailed to you, and return it in the prepaid envelope. If you do not mark any selections, your proxy card will be voted in favor of our proposals and nominees (Proposals 1 and 2). You have the right to revoke your proxy any time before the meeting by

     - notifying The Altman Group, our proxy solicitor, or Tecumseh's secretary,

     -    voting in person, or

     -    returning a later-dated proxy.

If you return your signed WHITE proxy card, but do not indicate your voting preferences, Todd W. Herrick or Michael A. Indenbaum will vote FOR our proposals (Proposals 1 and 2) and FOR our nominees on your behalf.

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WHAT SHARES ARE INCLUDED ON THE PROXY CARD AND WHAT DOES IT MEAN IF I GET MORE
THAN ONE WHITE PROXY CARD?

The number of shares printed on your WHITE proxy card(s) represents all your Class B shares under a particular registration. Receipt of more than one WHITE proxy card means that your shares are registered differently and are in more than one account. Sign and return all WHITE proxy cards to ensure that all your shares are voted.

WHAT SHOULD I DO IF I RECEIVE A GOLD PROXY CARD FROM TECUMSEH'S BOARD?

You may receive a gold proxy card(s), which is being solicited by the board. We urge you to discard any gold proxy card or voting instruction forms sent to you by Tecumseh. If you submit a proxy to us by signing and returning the enclosed WHITE proxy card, do not sign or return the gold proxy card or follow any voting instructions provided to you by Tecumseh unless you intend to change your vote, because only your latest-dated proxy will be counted.

If you have already sent a gold proxy card to Tecumseh, we urge you to revoke it simply by signing, dating and returning the enclosed WHITE proxy card. Only the latest-dated card returned will be counted. It is therefore very important that you date your proxy. It is not necessary to contact Tecumseh for your revocation to be effective.

If you need assistance, please contact The Altman Group, our proxy solicitor, by telephone at (866) 340-7104.

WHAT CONSTITUTES A QUORUM?

For Proposals 1 and 2, the shareholders present in person or by proxy at the special meeting and having voting power constitute a quorum for the transaction of the business at the special meeting described in Proposals 1 and 2. Abstentions, withheld votes and broker non-votes will be counted for the purpose of determining the number of shares present at the special meeting. So long as one Class B shareholder is present in person or by proxy at the court-ordered special meeting, a quorum is present for the transaction of business described in Proposals 1 and 2 at the special meeting. If you submit a properly executed WHITE proxy card, you will be considered part of the quorum. If you are present or represented by a proxy at the special meeting and you abstain with respect to the proposal to remove two directors (Proposal 1), your abstention will have the same effect as a vote against the proposal.

WHAT IS THE EFFECT OF BROKER NON-VOTES?

A broker non-vote occurs when a brokerage firm holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that

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proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Institutions that hold shares in "street name" for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, they are precluded from exercising their voting discretion with respect to the approval of "non-routine" matters, such as the proposals in this proxy statement, because they are being opposed by Tecumseh's management. Therefore, brokers will not have discretion to vote your shares if you hold your shares in "street name" (e.g., through a brokerage firm) and, unless instructed by their customer, do not send in a proxy card or voting instructions to vote the shares they hold in "street name."

Broker non-votes will count as votes present for the purpose of determining whether a quorum is present. Because the removal of directors (Proposal 1) requires the affirmative vote of a majority of the outstanding Class B shares, broker non-votes will have the same effect as a negative vote on that proposal. Broker non-votes are not counted for the purposes of electing directors (Proposal 2).

WHO CAN ATTEND THE SPECIAL MEETING?

All Class B shareholders of Tecumseh as of the record date, October 17, 2008, can attend.

WHO IS TECUMSEH'S LARGEST PRINCIPAL CLASS B SHAREHOLDER?

Herrick Foundation owns 769,426 Class B common shares of Tecumseh, or 15% of the Class B common shares entitled to vote at the special meeting. In addition, Todd
W. Herrick is one of the trustees of the Trusts and shares voting power with his sister, Toni L. Herrick, over the 888,113 Class B shares beneficially owned by the Trusts, or 17.5% of Tecumseh's Class B common shares. Todd W. Herrick also owns 21,906 Class B shares directly, or 0.4% of Tecumseh's Class B common shares.

WHAT PERCENTAGE OF CLASS B COMMON SHARES ARE TECUMSEH'S DIRECTORS AND EXECUTIVE OFFICERS ENTITLED TO VOTE AT THE SPECIAL MEETING?

Together, they are entitled to vote 8,600 Class B common shares, or approximately 0.17% of the Class B common shares entitled to vote at the special meeting.

WHO PAYS FOR HERRICK FOUNDATION'S SOLICITATION EXPENSES?

Herrick Foundation will bear the entire expense of preparing this proxy statement and the soliciting of proxies (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, accountants, public relations, Internet websites, transportation and litigation). We will ask banks, brokerage houses, and other custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of Tecumseh Class B shares that these institutions hold. We will reimburse these institutions for their reasonable out-of-pocket expenses. Proxies may be

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solicited by Herrick Foundation, its trustees, directors, officers, agents or representatives by phone, fax, e mail, via the Internet, such as postings on websites, including www.TecumsehProxyFight.com, mail, or personal solicitation.

We have retained The Altman Group to assist us in the solicitation of proxies at a fee estimated at $45,000, including a base fee, a fee when definitive proxy materials are mailed and a success fee. We will also reimburse The Altman Group for its reasonable out-of-pocket expenses, a set up fee and telephone call fees. The Altman Group will utilize approximately 25 persons in its solicitation efforts.

We estimate that our total expenditures relating to the solicitation of proxies for approval of the proposals at this special meeting will be approximately $800,000 (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, accountants, public relations, transportation, and litigation). Total expenditures to date relating to these solicitations have been approximately $376,000. We have also incurred additional costs, not included in these amounts, in connection with the Special Meeting Lawsuit. If we succeed in removing and replacing Tecumseh directors, we will seek reimbursement of our expenses from Tecumseh without submitting the question of reimbursement to a vote of shareholders.

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TIMELINE OF EVENTS

FEBRUARY 2007

Herrick Foundation notified Tecumseh that it intended to nominate Todd W. Herrick and two new directors for election as directors at Tecumseh's 2007 annual meeting of shareholders.

MARCH 1, 2007

Tecumseh Products announced in a press release that the Board of Directors had voted to expand the Company's Board from five to seven members, effectively preventing the Foundation from taking control of the board. (Herrick Foundation's nominees, if elected, would represent a minority of the directors.)

MARCH 6, 2007

Todd W. Herrick and the Herrick Foundation filed a lawsuit against Albert A. Koch, Peter M. Banks, David M. Risley and Tecumseh in the Lenawee County Circuit Court.

MARCH 20, 2007

Tecumseh filed a lawsuit against Todd W. Herrick, Kent B. Herrick, Toni Herrick, Michael Indenbaum and Herrick Foundation in the United States District Court for the Eastern District of Michigan, Southern Division.

APRIL 2, 2007

Herrick Foundation entered into a Settlement and Release Agreement with Todd W. Herrick, Kent B. Herrick, Toni L. Herrick, and Michael A. Indenbaum, Tecumseh and the director defendants settling corporate governance disputes that had been the subject of the Herrick lawsuit and the Tecumseh lawsuit.

Pursuant to the Settlement Agreement, among other things:

1    Todd W. Herrick resigned from Tecumseh's board and the board appointed Kent
     B. Herrick to fill the vacancy. Todd W. Herrick became "Chairman Emeritus" with the right to attend board meetings and receive materials distributed to the board, but with no vote. [He later resigned as "Chairman Emeritus" and a consultant effective March 10, 2008.]

2    Effective July 31, 2007, Mr. Koch resigned from the board.

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3    Effective August 13, 2007, (a) Edwin L. Buker, William E. Aziz, Steven J.
     Lebowski and, independent of the settlement agreement, Jeffry N. Quinn were appointed as new directors of Tecumseh, (b) Edwin L. Buker was appointed President and Chief Executive Officer of Tecumseh, and (c) James J. Bonsall, also a managing director of AlixPartners, ceased to be Tecumseh's interim President and Chief Operating Officer. Todd W. Herrick and the other Herrick Entities agreed to exercise their voting rights in a manner consistent with the terms of the Settlement Agreement through the 2008 annual meeting of shareholders, which was held April 30, 2008.

MARCH 10, 2008

Herrick Foundation sent a letter to Tecumseh's Board of Directors stating that the Foundation, in the exercise of its fiduciary responsibilities, engaged Beringea LLC to review and evaluate the Foundation's shareholdings in Tecumseh. Beringea recommended that the Foundation liquidate its position in Tecumseh stock in the short term and the Foundation's Board of Directors determined that it should pursue a sale. The Foundation also stated that it believes it is possible that Herrick family members and related trusts would also be interested in liquidating their positions.

Herrick Foundation asked Tecumseh's board to explore the possible sale of Tecumseh and to take all necessary actions to redeem or terminate the poison pills, eliminate the Class A Protective Provision and take all other necessary steps to avoid the application of anti-takeover provisions under applicable law.

MARCH 30, 2008

Tecumseh responded that its Governance and Nominating Committee, on behalf of the Board, had determined that the proposal to eliminate the Class A Protective Provision was not in the best interests of Tecumseh and all of its shareholders.

APRIL 4, 2008

A majority of Tecumseh's board amended Tecumseh's bylaws to make it extremely difficult for large shareholders to call a special meeting. Specifically, the board raised the percentage of voting shares needed to call a special meeting from 50% to 75%.

APRIL 16, 2008

Herrick Foundation sent a letter to Tecumseh's board urging the Board to reverse the bylaw amendment or submit it to a vote of shareholders.

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APRIL 24, 2008

Tecumseh responded that its Governance and Nominating Committee had determined not to recommend that the board redeem or terminate Tecumseh's Class A and Class B Rights Agreements or take action to avoid application of certain anti-takeover provisions under applicable law at this time. The letter also indicated that the board had authorized the Governance Committee to consider potential alternatives that would facilitate the Herrick Foundation's desire to sell its Class A and Class B shares in a manner that is in the best interests of Tecumseh and all of its shareholders. The letter did not agree to reverse the bylaw amendment.

JUNE 13, 2008

Herrick Foundation filed a Verified Complaint for Declaratory, Injunctive and Other Relief against Tecumseh in the Lenawee County Circuit Court, asking the court, among other things, to order a special meeting to remove and replace two of Tecumseh's directors.

AUGUST 11, 2008

The Court entered an order requiring Tecumseh to timely call and hold a special meeting of shareholders on November 21, 2008. The purpose of the meeting shall be to consider the removal of Peter Banks and David Risley as directors and, to the extent that removal is approved, the election of directors to fill the vacancies created by the removal. While the Court did not grant a requested injunction against the enforcement of an amendment to Tecumseh's bylaws requiring holders of 75% of the voting shares (rather than 50%) to call a special meeting of shareholders, the Court has not yet ruled on the validity of the bylaw amendment.

OCTOBER 17, 2008

Record date for special meeting. Tecumseh has two classes of common shares:
Class B, which has full voting rights, and Class A, which generally has no voting rights. Nothing on the agenda for this special meeting will require a vote by Class A shareholders, so only proxies for Class B shareholders are being solicited.

NOVEMBER 21, 2008

Special meeting of Class B shareholders at 10:00 AM eastern time, at 3885 Research Park Dr., Ann Arbor, Michigan.

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ANNOUNCEMENTS
& PRESS RELEASES

Press Release, August 12, 2008

COURT ORDERS SPECIAL MEETING OF SHAREHOLDERS
OF TECUMSEH PRODUCTS COMPANY

DETROIT, MI, Aug. 12, 2008 -- The Herrick Foundation today announced that Judge Timothy P. Pickard of the Lenawee County Circuit Court entered an order requiring Tecumseh Products Company (NASDAQ: TECUA, TECUB) to timely call and hold a special meeting of shareholders on November 21, 2008. The purpose of the meeting shall be to consider the removal of Peter Banks and David Risley as directors and, to the extent that removal is approved, the election of directors to fill the vacancies created by the removal.

"We are very pleased with Judge Pickard's order that calls for a special meeting of shareholders of Tecumseh Products Company in November," said Jeff Caponigro, spokesman for the Herrick Foundation. "We believe the order is consistent with best governance practices and preserves important shareholder democracy rights for the good of all shareholders."

The order was in response to a complaint by the Herrick Foundation against Tecumseh that asked the Court, among other things, to require Tecumseh to hold a special meeting of shareholders for the purpose of removing Peter Banks and David Risley from Tecumseh's board of directors and replacing them. Under applicable Michigan statutes, upon application of holders of at least 10% of the shares entitled to vote at a meeting, the Circuit Court, for good cause shown, may order a special meeting of shareholders. Notwithstanding a vigorous opposition by Tecumseh, the Court advised the parties that it intended to issue an order requiring a special meeting. The parties, with the direction of the Court, then agreed upon certain terms and procedures relating to the conduct of the meeting.

While the Court did not grant a requested injunction against the enforcement of an amendment to Tecumseh's bylaws requiring holders of 75% of the voting shares (rather than 50%) to call a special meeting of shareholders, the Court has not yet ruled on the validity of the bylaw amendment. Importantly, the special meeting required by the Court's order was Herrick Foundation's primary reason for filing the lawsuit.

The Herrick Foundation, one of the largest charitable foundations in Michigan, is a shareholder of Tecumseh Products Company. The Herrick Foundation is based in Detroit, Mich.

KEY GOALS

The Purpose of the Herrick Foundation's Proxy

WE BELIEVE THAT THE BEST USE OF TECUMSEH'S CASH AND OTHER ASSETS IS TO GET VALUE DIRECTLY TO SHAREHOLDERS. WE WILL PROPOSE THAT THE RECONSTITUTED BOARD OBTAIN VALUE FOR SHAREHOLDERS BY SIMULTANEOUSLY:

- implementing an exchange offer to Class B shareholders in which Tecumseh would offer a premium to exchange Class A Common Shares for each outstanding Class B Common Share, ultimately resulting in only one class of common shares outstanding with equal voting rights and increased liquidity for Class B shareholders.

-    pursuing using excess cash to pay dividends to all shareholders.

- exploring whether a sale of Tecumseh in whole or in parts is desirable to enhance shareholder value.

AT A NOVEMBER 21, SPECIAL SHAREHOLDERS MEETING, THE HERRICK FOUNDATION WILL ASK FOR THE REMOVAL OF TECUMSEH'S DIRECTORS PETER BANKS AND DAVID RISLEY AND TO ELECT TERENCE C. SEIKEL AND ZACHARY E. SAVAS.

- The only two current directors who have served from January 1, 2006 to the date of this proxy statement are Peter M. Banks and David M. Risley.

- We do not want to remove enough directors to trigger any change in control provisions, for example in Tecumseh's financing or compensation arrangements.

- We chose Peter M. Banks and David M. Risley for removal because they are Tecumseh's longest serving directors.

WE DESIRE TO CHANGE TECUMSEH'S DIRECTION UNDER ITS CURRENT BOARD AND BELIEVE IT IS IMPERATIVE FOR TECUMSEH'S BOARD OF DIRECTORS TO TAKE STEPS TO REASSESS WHAT WE BELIEVE IS A RISKY BUSINESS RESTRUCTURING PLAN.

- Tecumseh Products reported a decrease in sales for the first and second quarters of 2008 compared to the same periods in 2007. (Source: Tecumseh Products Form 10-Q filing for period ending March 31, 2008 and June 30,
     2008)

- Tecumseh's announced business restructuring plan involves trying to shape Tecumseh into a global leader focused on its core compressor business. (Source: Tecumseh Products Second Quarter 2008 Press Release)

- Worldwide productive capacities exceed global demand. (Source: Tecumseh Products Form 10-K for the year ended December 31, 2007)

- Customers and competitors are establishing new productive capacities in low cost countries. (Source: Tecumseh Products Form 10-K for the year ended December 31, 2007)

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-    Tecumseh says it has to remove excess capacities and shift productive capabilities to low cost countries. (Source: Tecumseh Products Form 10-K for the year ended December 31, 2007)

- The industry trend is toward the use of scroll compressors, which competitors have had for some time, but Tecumseh is in the early stages of offering. (Source: Tecumseh Products Form 10-K for the year ended December 31, 2007)

- Competitors may have greater resources. (Source: Tecumseh Products Form 10-K for the year ended December 31, 2007)

- The compressor business is subject to currency exchange sale and commodity price risks. (Source: Tecumseh Products Form 10-K for the year ended December 31, 2007)

- Our proposals are intended to afford, you as a shareholder of Tecumseh, the opportunity to effect the necessary changes in the direction of Tecumseh to enhance shareholder value and preserve assets rather than dissipating assets in pursuit of a risky business restructuring plan.

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CONTACT

SHAREHOLDER CONTACT: David Eberly, Beringea
Phone: (248) 489-5572
E-mail: deberly@beringea

MEDIA CONTACT: Jeff Caponigro, Caponigro PR, Inc.
Phone: (248) 355-3200
E-mail: jcap@caponigro.com

PROXY ASSISTANCE CONTACT: The Altman Group
Phone (toll free): (866) 340-7104

Online Form for questions and comments:

Name:

E-mail Address:

Phone number:

How many shares do you represent?

Have a Question or Comment?
Submit it Confidentially Here:

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